SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 7 )*


                            HFB FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    40417C106
                        --------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
                         ------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         |X|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 8 Pages

CUSIP NO. 40417C106                         13G                Page 2 of 8 Pages


================================================================================
1         NAMES OF REPORTING PERSONS:   Home Federal Bank, Federal Savings Bank
          Employee Stock Ownership Plan Trust

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          61-0305840
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a)  |_|

                                                              (b)  |X|
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Tennessee
--------- ----------------------------------------------------------------------
    NUMBER OF              5   SOLE VOTING POWER                    0
                                                              -------
     SHARES                --- -------------------------------------------------

  BENEFICIALLY             6   SHARED VOTING POWER             98,417
                                                              -------
    OWNED BY               --- -------------------------------------------------

      EACH                 7   SOLE DISPOSITIVE POWER               0
                                                              -------
    REPORTING              --- -------------------------------------------------

     PERSON                8   SHARED DISPOSITIVE POWER        98,417
                                                              -------
      WITH
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      98,417
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      6.2%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                      EP
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 40417C106                         13G                Page 3 of 8 Pages

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   Earl Burchfield


          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a)  |_|

                                                              (b)  |X|
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------

    NUMBER OF        5   SOLE VOTING POWER                    36,710
                                                              ------
     SHARES          --- -------------------------------------------------------

  BENEFICIALLY       6   SHARED VOTING POWER                       0
                                                              ------
    OWNED BY         --- -------------------------------------------------------

      EACH           7   SOLE DISPOSITIVE POWER               36,710
                                                              ------
    REPORTING        --- -------------------------------------------------------

     PERSON          8   SHARED DISPOSITIVE POWER                  0
                                                              ------
      WITH
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      36,710
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      2.3%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                      IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 40417C106                         13G                Page 4 of 8 Pages

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   Robert V. Costanzo


          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a)  |_|

                                                              (b)  |X|
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------

    NUMBER OF        5   SOLE VOTING POWER                    18,665
                                                              ------
     SHARES          --- -------------------------------------------------------

  BENEFICIALLY       6   SHARED VOTING POWER                       0
                                                              ------
    OWNED BY         --- -------------------------------------------------------

      EACH           7   SOLE DISPOSITIVE POWER               18,665
                                                              ------
    REPORTING        --- -------------------------------------------------------

     PERSON          8   SHARED DISPOSITIVE POWER                  0
                                                              ------
      WITH
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      18,665
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      1.2%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                      IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 40417C106                         13G                Page 5 of 8 Pages

========= ======================================================================

1         NAMES OF REPORTING PERSONS:   Charles Harris


          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a)  |_|

                                                              (b)  |X|
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------

    NUMBER OF        5   SOLE VOTING POWER                    30,033
                                                              ------
     SHARES          --- -------------------------------------------------------

  BENEFICIALLY       6   SHARED VOTING POWER                       0
                                                              ------
    OWNED BY         --- -------------------------------------------------------

      EACH           7   SOLE DISPOSITIVE POWER               30,033
                                                              ------
    REPORTING        --- -------------------------------------------------------

     PERSON          8   SHARED DISPOSITIVE POWER                  0
                                                              ------
      WITH
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      30,033
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      1.9%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                      IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 40417C106                         13G                Page 6 of 8 Pages


ITEM 1(A).        NAME OF ISSUER:
     HFB Financial Corporation

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICER:
     1602 Cumberland Avenue
     Middlesboro, Kentucky 40965-1225

ITEM 2(A).        NAME OF PERSON(S) FILING:
     The Home Federal Bank, Federal Savings Bank Employee Stock Ownership Plan Trust ("ESOP"), and the following individuals who serve as its trustees: Earl Burchfield, Robert V. Costanzo and Charles Harris.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
     Same as Item 1(b).

ITEM 2(C).        CITIZENSHIP:
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:
     Common Stock, Par Value $1.00 per share

ITEM 2(E).        CUSIP NUMBER:
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (f) |X| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

     Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

ITEM 4.           OWNERSHIP.

          (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

          (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

CUSIP NO. 40417C106                         13G                Page 7 of 8 Pages

          (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
     HFB Financial Corporation, in its capacity as the ESOP Committee, has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                  HOLDING COMPANY.
     Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
     Not Applicable.

ITEM 10.          CERTIFICATION.
     By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 40417C106                         13G                Page 8 of 8 Pages


SIGNATURES:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HOME FEDERAL BANK, FEDERAL SAVINGS BANK
EMPLOYEE STOCK OWNERSHIP PLAN TRUST



By Its Trustees:



         /s/ Earl Burchfield                           February 13, 2002
         -----------------------------------           ------------------
         Earl Burchfield, as Trustee                   Date


         /s/ Robert V. Costanzo                        February 13, 2002
         -----------------------------------           ------------------
         Robert V. Costanzo, as Trustee                Date


         /s/ Charles Harris                            February 13, 2002
         -----------------------------------           ------------------
         Charles Harris, as Trustee                    Date




/s/ Earl Burchfield                                    February 13, 2002
---------------------------------------------------    -----------------
Earl Burchfield, as an individual stockholder          Date



/s/ Robert V. Costanzo                                 February 13, 2002
---------------------------------------------------    -----------------
Robert V. Costanzo, as an individual stockholder       Date



/s/ Charles Harris                                     February 13, 2002
---------------------------------------------------    -----------------
Charles Harris, as an individual stockholder           Date